Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of M/A-COM Technology Solutions Holdings, Inc. of our report dated December 13, 2013, relating to the consolidated financial statements of Mindspeed Technologies, Inc. appearing in the Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the year ended September 27, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 2, 2015